EXHIBIT 10.1

INTERNET DOMAIN NAME PURCHASE AGREEMENT FOR PEDIATRICIANS.COM, PODIATRISTS.COM AND PSYCHIATRISTS.COM

This Internet Domain Name Purchase Agreement (the “Agreement”) is entered into on this 1st day of June of 2008 (the “Closing Date”), between Elysium Internet, Inc./US Biodefense, Inc., a Utah corporation (“Purchaser”) and Smash Clicks, Inc. (“Seller”).

Recitals and Representations:

•	Seller is the owner and registrant of the domain names: Pediatricians.com, Psychiatrists.com and Podiatrists.com (collectively, the “Domain Names”).

•	The Domain Names are registered under the name of Seller.

•	There is no impediment to the Seller transferring the Domain Names and the Domain Names being registered to Purchaser.

•	There are no encumbrances, liens or claims against the Domain Names.

•	Seller wishes to sell the Domain Names and Purchaser wishes to purchase the Domain Names.

Agreement:

In exchange for the purchase price of $1,000,000 (One Million, US dollars), Seller hereby agrees to sell the Domain Names to Purchaser.

The purchase price will be paid as follows: A non-interest bearing, convertible promissory note in the amount of $1,000,000 attached hereto as Exhibit A (the “Note”) will be issued to Seller on the Closing Date and repaid pursuant to the terms of the Note. Seller shall maintain full DNS control over the Domain Names until the Note has been paid in full. Within three (3) days of the Note being paid in full, Seller will initiate the transfer of the Domain Names to the Purchaser’s account as instructed. Seller agrees to use its best efforts to complete the domain name transfer in a timely manner.

Closing Date

The Closing date is June 1st, 2008.

Good Faith Efforts:

Each party agrees to use its good faith efforts to perform in accordance with the terms and conditions of this agreement and shall use all reasonable means to assist the other party in obtaining the benefit of this agreement.

Agreement:

This agreement constitutes the entire understanding and agreement of the parties with respect to the subjects addressed herein, and there are no understandings, agreements, restrictions or warranties between the parties other than those set forth herein or referred to or provided for herein. One or both parties may not assign without receiving the other party’s advance written approval.

Additional Documents:

Each party shall execute such additional documents and take such actions as are reasonably necessary to complete or confirm the transaction as contemplated by this Agreement.

Counterparts/Fax:

This Agreement may be signed in counterparts.  Signed counterparts of this Agreement transmitted via Fax or Email are equivalent to a signed original of this Agreement.

Modification:

Any amendment or modification of this Agreement, or any waiver of its terms, in order to be binding, must be written and signed by the parties hereto.

Governing Law:

The laws of the state of Florida shall govern the validity, construction, interpretation, and effect this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Purchaser	Seller

Elysium Internet, Inc.	Smash Clicks, Inc.
Scott Gallagher, CEO	Andrew Thornhill, Director

Contact Information:	Contact Information:
Elysium Internet, Inc.	Smash Clicks, Inc.
Scott Gallagher	Andrew Thornhill
300 State Street East, Suite 226	Director
Oldsmar, Florida 34677	Suite 205-207 Dowell House
Office: 813-749-8805	Cr. Roebuck & Palmetto St
Cell: 727-417-7807	Bridgetown, Barbados
Fax: 215-689-2748	Fax: 1-888-762-7423
E-mail: FTSGroup@aol.com	domains@smashclicks.com